Exhibit 99.1

Diodes Incorporated Reports Second Quarter 2020 Financial Results

Revenue Increases Sequentially Driven by Market Share Gains Across All Key Product Groups, Including Strong Growth from the Pericom Products

Plano, Texas – August 6, 2020 -- Diodes Incorporated (Nasdaq: DIOD) today reported its financial results for the second quarter ended June 30, 2020.

Second Quarter Highlights

•	Revenue was $288.7 million, an increase of 2.8 percent compared to $280.7 million in the first quarter 2020;
•	Gross profit was $101.5 million, an increase of 5.9 percent compared to $95.8 million in the first quarter 2020;
•	Gross profit margin increased 110 basis points to 35.2 percent from 34.1 percent in the first quarter 2020;
•	GAAP net income was $21.0 million, or $0.40 per diluted share, as compared to $20.2 million, or $0.38 per diluted share, in the first quarter 2020;
•	Non-GAAP adjusted net income was $28.6 million, or $0.54 per diluted share, as compared to $23.9 million, or $0.46 per diluted share, in the first quarter 2020;
•	Excluding $4.7 million, net of tax, of non-cash share-based compensation expense, both GAAP and non-GAAP earnings per share would have increased by $0.09 per diluted share;
•	EBITDA was $55.3 million, or 19.2 percent of revenue, compared to $52.9 million, or 18.9 percent of revenue, in the first quarter 2020; and
•

Achieved cash flow from operations of $33.1 million and $16.5 million free cash flow, including $16.5 million of capital expenditures. Net cash flow was a positive $283.7 million, which includes the initial draw-down of debt as a partial currency hedge associated with the anticipated close of the Lite-On acquisition later in the year.

Commenting on the results, Dr. Keh-Shew Lu, Chairman, President and Chief Executive Officer, stated, “Second quarter revenue was better than expected and increased 2.8% sequentially driven by market share gains across all key product groups due to improving demand and design win momentum. Additionally, our quarter benefitted from strong sequential and year-over-year growth in the consumer market for gaming consoles and IoT devices as well as the computing market as our Pericom IC products continued to gain traction in high-end servers, storage, data centers and notebooks as well as in automotive applications. In fact, our Pericom products achieved the second highest revenue quarter since the acquisition. Our solid results reflect our teams’ ability to maintain a high level of efficiency and productivity despite the market disruptions and delays caused by the COVID-19 pandemic. Our performance also serves as a testament to our diversified product portfolio and end markets as well as solid positioning with long-standing, tier-one customers.

“Although the general market remains uncertain, we believe we’re well positioned to continue gaining market share in the third quarter and are forecasting another quarter of sequential growth. In support of this growth, we took the initiative to build internal inventory, which also provides a level of assurance to customers against possible supply disruptions and shifting demand requirements due to the global pandemic. It’s important to note that our distributor channel inventory was flat in the quarter and is expected to be within our targeted range in the third quarter.

“In summary, I am proud of our consistent performance and financial results achieved during these unprecedented times. Our total solutions sales approach combined with our past design win momentum continue to pay dividends for our business as a trusted supplier of products to our customers.”

Second Quarter 2020

Revenue for second quarter 2020 was $288.7 million, compared to $280.7 million in the first quarter 2020 and $322.0 million in the second quarter 2019.

GAAP gross profit for the second quarter 2020 was $101.5 million, or 35.2 percent of revenue, compared to the first quarter 2020 of $95.8 million, or 34.1 percent of revenue, and the second quarter 2019 of $122.0 million, or 37.9 percent of revenue.

GAAP operating expenses for second quarter 2020 were $70.6 million, or 24.5 percent of revenue, and on a non-GAAP basis were $64.5 million, or 22.3 percent of revenue, which excludes $4.4 million of acquisition-related costs and $1.7 million of board retirement costs. GAAP operating expenses in the first quarter 2020 were $70.0 million, or 24.9 percent of revenue and in the second quarter 2019 were $73.5 million, or 22.8 percent of revenue.

Second quarter 2020 GAAP net income was $21.0 million, or $0.40 per diluted share, compared to GAAP net income of $20.2 million, or $0.38 per diluted share, in first quarter 2020 and GAAP net income of $36.3 million, or $0.70 per diluted share, in second quarter 2019.

Second quarter 2020 non-GAAP adjusted net income was $28.6 million, or $0.54 per diluted share, which excluded, net of tax, $6.3 million of acquisition-related costs and $1.3 million of board retirement costs. This compares to non-GAAP adjusted net income of $23.9 million, or $0.46 per diluted share, in the first quarter 2020 and $40.0 million, or $0.77 per diluted share, in the second quarter 2019

The following is an unaudited summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

Three Months Ended
June 30, 2020
GAAP net income	$21,033

GAAP diluted earnings per share	$0.40

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	3,277

Acquisition-related financing costs	2,646

Acquisition-related costs	331

Board-member retirement costs	1,347

Non-GAAP net income	$28,634

Non-GAAP diluted earnings per share	$0.54

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

(See the reconciliation tables of GAAP net income to non-GAAP adjusted net income near the end of this release for further details.)

Included in second quarter 2020 GAAP net income and non-GAAP adjusted net income was approximately $4.7 million, net of tax, of non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP earnings per share (“EPS”) and non-GAAP adjusted EPS would have increased by $0.09 per diluted share for second quarter 2020, $0.07 for first quarter 2020 and $0.08 for second quarter 2019.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, in the second quarter 2020 was $55.3 million, or 19.2 percent of revenue, compared to $52.9 million, or 18.9 percent of revenue, in the first quarter 2020 and $77.1 million, or 23.9 percent of revenue, in the second quarter 2019. For a reconciliation of GAAP net income to EBITDA, see the table near the end of this release for further details.

For second quarter 2020, net cash provided by operating activities was $33.1 million. Net cash flow was a positive $283.7 million, including a $200 million initial draw-down of debt as a partial currency hedge associated with the anticipated close of the Lite-On acquisition later in the year. Free cash flow (a non-GAAP measure) was $16.5 million, which includes $16.5 million of capital expenditures.

Balance Sheet

As of June 30, 2020, the Company had approximately $507 million in cash, cash equivalents and short-term investments. Long-term debt (including the current portion) totaled approximately $295 million and working capital was approximately $801 million.

The results announced today are preliminary and unaudited, as they are subject to the Company finalizing its closing procedures and customary quarterly review by the Company's independent registered public accounting firm. As such, these results are subject to revision until the Company files its Form 10-Q for the quarter ending June 30, 2020.

Business Outlook

Dr. Lu concluded, “For the third quarter of 2020, we expect revenue to increase to approximately $304 million, plus or minus 3 percent. We expect GAAP gross margin to be 35.5 percent, plus or minus 1 percent.  Non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 23.0 percent of revenue, plus or minus 1 percent. We expect non-GAAP net interest expense to be approximately $1.5 million. Our income tax rate is expected to be 18 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the third quarter are anticipated to be approximately 52.8 million.”

Purchase accounting adjustments related to amortization of acquisition-related intangible assets of $3.3 million, after tax, for Pericom and previous acquisitions is not included in these non-GAAP estimates. Also not included is $2.4 million of Lite-On acquisition-related financing costs.

Conference Call

Diodes will host a conference call on Thursday, August 6, 2020 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its second quarter 2020 financial results. Investors and analysts may join the conference call by dialing 1-855-232-8957 and providing the confirmation code 1495588. International callers may join the teleconference by dialing +1-315-625-6979 and entering the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until August 13, 2020 at midnight Central Time. The replay number is 1-855-859-2056 with a pass code of 1495588. International callers should dial +1-404-537-3406 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors’ section of Diodes' website at http://www.diodes.com. To listen to the live call, please go to the investors’ section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes' website for approximately 90 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, delivers high-quality semiconductor products to the world’s leading companies in the consumer electronics, computing, communications, industrial, and automotive markets. We leverage our expanded product portfolio of discrete, analog, and mixed-signal products and leading-edge packaging technology to meet customers’ needs. Our broad range of application-specific solutions and solutions-focused sales, coupled with worldwide operations of 28 sites, including engineering, testing, manufacturing, and customer service, enables us to be a premier provider for high-volume, high-growth markets. For more information visit www.Diodes.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements containing forward-looking words such as “expect,” “anticipate,” “aim,” “estimate,” and variations thereof, including without limitation statements, whether direct or implied, regarding expectations of revenue growth, market share gains, increase in gross margin and increase in gross profits in 2020 and beyond; that for the third quarter of 2020, we expect revenue to be approximately $304 million plus or minus 3.0 percent; we expect GAAP gross margin to be 35.5 percent, plus or minus 1 percent; non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 23.0 percent of revenue, plus or minus 1 percent; we expect non-GAAP net interest expense to be approximately $1.5 million; we expect our income tax rate to be 18 percent, plus or minus 3 percent; shares used to calculate diluted EPS for the third quarter are anticipated to be approximately 52.8 million. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that the COVID-19 pandemic may continue and have a material adverse effect on customer demand and staffing of our production, sales and administration facilities; the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized or that integration of acquired businesses may not continue as rapidly as we anticipate; the risk that we may not be able to consummate our previously announced acquisition of Lite-On Semiconductor Corporation (“LSC”) on the terms and in the time frame currently contemplated (including the risk that regulatory reviews may delay the acquisition or require significant revisions to the terms and conditions associated with the acquisition); the risk that the cost, expense, and diversion of management attention associated with the LSC acquisition may be greater than we currently expect; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs, and loadings in our manufacturing facilities; the risk that we may not be able to increase our automotive, industrial, or other revenue and market share; risks of domestic and foreign operations, including excessive operating costs, labor shortages, higher tax rates, and our joint venture prospects; the risks of cyclical downturns in the semiconductor industry and of changes in end-market demand or product mix that may affect gross margin or render inventory obsolete; the risk of unfavorable currency exchange rates; the risk that our future outlook or guidance may be incorrect; the risks of global economic weakness or instability in global financial markets; the risks of trade restrictions, tariffs, or embargoes; the risk that the coronavirus outbreak or other similar epidemics may harm our domestic or international business operations to a greater extent than we currently anticipate; the risk of breaches of our information technology systems; and other information, including the “Risk Factors” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Company Contact:	Investor Relations Contact:
Diodes Inc.	Shelton Group
Laura Mehrl	Leanne Sievers
Director of Investor Relations	President, Investor Relations
P: 972-987-3959	P: 949-224-3874
E: laura_mehrl@diodes.com	E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019
Net sales	$288,669	$322,006	$569,386	$624,299
Cost of goods sold	187,177	200,018	372,052	389,900
Gross profit	101,492	121,988	197,334	234,399

Operating expenses
Selling, general and administrative	45,372	47,333	87,587	91,021
Research and development	21,322	21,707	45,000	43,877
Amortization of acquisition related intangible assets	4,021	4,536	8,242	9,020
Other operating income	(92)	(104)	(216)	(158)
Total operating expense	70,623	73,472	140,613	143,760

Income from operations	30,869	48,516	56,721	90,639

Other income (expense)
Interest income	168	633	441	1,508
Interest expense	(2,653)	(2,011)	(3,898)	(4,156)
Foreign currency loss, net	(3,600)	(496)	(3,525)	(560)
Other income	1,274	1,235	1,275	2,480
Total other expense	(4,811)	(639)	(5,707)	(728)

Income before income taxes and noncontrolling interest	26,058	47,877	51,014	89,911
Income tax provision	4,670	11,174	9,226	21,472
Net income	21,388	36,703	41,788	68,439
Less net income attributable to noncontrolling interest	(355)	(419)	(587)	(439)
Net income attributable to common stockholders	$21,033	$36,284	$41,201	$68,000

Earnings per share attributable to common stockholders:
Basic	$0.41	$0.72	$0.80	$1.35
Diluted	$0.40	$0.70	$0.78	$1.32
Number of shares used in earnings per share computation:
Basic	51,527	50,658	51,431	50,529
Diluted	52,569	51,620	52,517	51,566

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended June 30, 2020:

	Operating Expenses	Other Income (Expense)	Income Tax Provision	Net Income
Per-GAAP				$21,033

Diluted earnings per share (Per-GAAP)				$0.40

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	4,021		(744)	3,277

Acquisition-related financing costs		3,420	(774)	2,646

Acquisition-related costs	416		(85)	331

Board-member retirement costs	1,705		(358)	1,347

Non-GAAP				$28,634

Diluted shares used in computing earnings per share				52,569

Non-GAAP diluted earnings per share				$0.54

Note:  Included in GAAP and non-GAAP net income was approximately $4.7 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.09 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended June 30, 2019:

	Operating Expenses	Income Tax Provision	Net Income
Per-GAAP			$36,284

Diluted earnings per share (Per-GAAP)			$0.70

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	4,536	(820)	3,716

Non-GAAP			$40,000

Diluted shares used in computing earnings per share			51,620

Non-GAAP diluted earnings per share			$0.77

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $4.2 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.08 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the six months ended June 30, 2020:

	Operating Expenses	Other Income (Expense)	Income Tax Provision	Net Income
Per-GAAP				$41,201

Diluted earnings per share (Per-GAAP)				$0.78

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	8,242		(1,509)	6,733

Acquisition-related financing costs		3,420	(774)	2,646

Acquisition-related costs	824		(168)	656

Board-member retirement costs	1,705		(358)	1,347

Non-GAAP				$52,583

Diluted shares used in computing earnings per share				52,517

Non-GAAP diluted earnings per share				$1.00

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $8.4 million, net of tax, non-cash share-based compensation expense, excluding officer severance.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.16 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the six months ended June 30, 2019:

	Operating Expenses		Income Tax Provision	Net Income
Per-GAAP				$68,000

Diluted earnings per share (Per-GAAP)				$1.32

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	9,020	#	(1,630)	7,390

Non-GAAP				$75,390

Diluted shares used in computing earnings per share				51,566

Non-GAAP diluted earnings per share				$1.46

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $7.7 million, net of tax, non-cash share-based compensation expense, excluding officer severance.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.15 per share.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

The Company’s financial statements present net income and earnings per share that are calculated using accounting principles generally accepted in the United States (“GAAP”). The Company’s management makes adjustments to the GAAP measures that it feels are necessary to allow investors and other readers of the Company’s financial releases to view the Company’s operating results as viewed by the Company’s management, board of directors and research analysts in the semiconductor industry. These non-GAAP measures are not prepared in accordance with, and should not be considered alternatives or necessarily superior to, GAAP financial data and may be different from non-GAAP measures used by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names. The explanation of the adjustments made in the table above, are set forth below:

Detail of non-GAAP adjustments

Amortization of acquisition-related intangible assets – The Company excluded this item, including amortization of developed technologies and customer relationships.  The fair value of the acquisition-related intangible assets is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful life of the applicable assets.  The Company believes that exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses.  In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

Acquisition related financing costs – The Company excluded expenses associated with a new credit facility and refinance of existing debt to prepare for the acquisition of Lite-On Semiconductor.  The Company believes the exclusion of the acquisition related financing costs provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Acquisition related costs – The Company excluded expenses associated with the acquisition of Lite-On Semiconductor, which consisted of advisory, legal and other professional and consulting fees.  These costs were expensed as they were incurred and as services were received, and in which the corresponding tax adjustments were made for the non-deductible portions of these expenses.  The Company believes the exclusion of the acquisition related costs provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Board member retirement costs – The Company excluded expenses in connection with the retirement of a member of the Company’s board of directors.  The Company modified that director’s unvested RSU grants to vest upon his retirement.  The shares subject to the modified grants will be released that board member as if they were vesting under the original vesting timeline.  In connection with this modification the Company recorded additional expense of approximately $1.7 million.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the second quarter of 2020 is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations.  For the second quarter of 2020, FCF was $16.5 million, which represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense.  EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any amounts attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019
Net income (per-GAAP)	$21,033	$36,284	$41,201	$68,000
Plus:
Interest expense, net	2,485	1,378	3,457	2,648
Income tax provision	4,670	11,174	9,226	21,472
Depreciation and amortization	27,107	28,277	54,344	54,918
EBITDA (non-GAAP)	$55,295	$77,113	$108,228	$147,038

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2020	2019
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$503,206	$258,390
Short-term investments	3,652	4,825
Accounts receivable, net of allowances of $3,234 and $4,866 at June 30, 2020 and December 31, 2019, respectively	268,618	260,322
Inventories	255,828	236,472
Prepaid expenses and other	95,181	49,950
Total current assets	1,126,485	809,959
Property, plant and equipment, net	450,615	469,574
Deferred income tax	18,113	17,516
Goodwill	152,140	141,318
Intangible assets, net	118,076	119,523
Other	71,734	81,494
Total assets	$1,937,163	$1,639,384

Liabilities
Current liabilities:
Line of credit	$63,668	$13,342
Accounts payable	138,692	122,148
Accrued liabilities and other	103,859	100,571
Income tax payable	6,064	16,156
Current portion of long-term debt	13,052	33,105
Total current liabilities	325,335	285,322
Long-term debt, net of current portion	282,271	64,401
Deferred tax liabilities	16,244	16,333
Other long-term liabilities	117,686	120,545
Total liabilities	741,536	486,601

Commitments and contingencies

Stockholders' equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding		-
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 51,598,528 and 51,206,969, issued and outstanding at June 30, 2020 and December 31, 2019, respectively	35,389	35,111
Additional paid-in capital	433,989	427,262
Retained earnings	831,159	789,958
Treasury stock, at cost, 1,482,915 and 1,457,206 shares held as of June 30, 2020 and December 31, 2019, respectively	(38,660)	(37,768)
Accumulated other comprehensive loss	(118,492)	(108,139)
Total stockholders' equity	1,143,385	1,106,424
Noncontrolling interest	52,242	46,359
Total equity	1,195,627	1,152,783
Total liabilities and stockholders' equity	$1,937,163	$1,639,384